Exhibit 99.1

K-Swiss Reports Third Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--November 1, 2012--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the third quarter ended September 30, 2012. The operations of FORM Athletics are accounted for as a discontinued operation in the Company’s financial results and are excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the third quarter of 2012 was $1,926,000, or $0.05 per diluted share, compared with a net loss of $15,418,000, or $0.43 per diluted share, for the prior-year period. Net loss for the nine months ended September 30, 2012, was $20,263,000, or $0.57 per diluted share, compared with a net loss of $45,286,000, or $1.28 per diluted share, for the nine months ended September 30, 2011.

For the third quarter of 2012, total worldwide revenues decreased 16.0% to $67,551,000 compared with $80,456,000 in the prior-year period. Domestic revenues decreased 31.8% to $22,301,000 in the third quarter, and international revenues decreased 5.3% to $45,250,000 for the same period. Total worldwide revenues for the first nine months of 2012 decreased 16.8% to $181,621,000 from $218,194,000 for the first nine months of 2011. Domestic revenues decreased 35.8% to $61,861,000 in the first nine months of 2012, and international revenues decreased 1.7% to $119,760,000.

Futures Orders

Worldwide futures orders with start ship dates from October 2012 through March 2013 decreased 8.6% to $70,003,000 at September 30, 2012, from $76,598,000 the previous year. Domestic futures orders decreased 18.6% to $21,556,000 at September 30, 2012, from $26,494,000 the previous year. International futures orders decreased 3.3% to $48,447,000 at September 30, 2012, from $50,104,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “The third quarter results benefitted from the positive contribution from our Palladium brand as well as disciplined expense and inventory controls. While we continue to gain momentum and demonstrate product innovation with the K•Swiss brand, we have yet to convert these efforts into a sustainable futures order trend.”

2012 Guidance

For 2012, the Company is presently forecasting full year consolidated revenues to be approximately $221 million to $223 million. Consolidated gross margin is expected to be approximately 35% to 36%. Selling, general and administrative expenses are expected to be about $105 to $107 million.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its third quarter 2012 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2901. A replay of this conference call will be available until November 8, 2012, by dialing (402) 977-9140 and entering the passcode, 21575277.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 8, 2012.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, and the Company’s ability to reduce the Company’s operating losses and inventory levels, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business concerns related to the Company’s liquidity is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2012, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except loss per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues	$67,551	$80,456	$181,621	$218,194
Cost of goods sold	43,509	51,631	117,777	138,413
Gross profit	24,042	28,825	63,844	79,781
Selling, general and administrative expenses	25,805	42,357	82,031	120,620
Operating loss	(1,763)	(13,532)	(18,187)	(40,839)
Other income	-	-	-	3,000
Interest (expense)/income, net	(19)	242	(62)	95
Loss before income taxes and discontinued operations	(1,782)	(13,290)	(18,249)	(37,744)
Income tax expense	144	342	2,014	1,904
Loss from continuing operations	(1,926)	(13,632)	(20,263)	(39,648)
Loss from discontinued operations, less applicable income tax	-	(1,786)	-	(5,638)
Net loss	$(1,926)	$(15,418)	$(20,263)	$(45,286)
Basic loss per share	$(0.05)	$(0.43)	$(0.57)	$(1.28)
Diluted loss per share	$(0.05)	$(0.43)	$(0.57)	$(1.28)
Weighted average number of shares outstanding
Basic	35,601	35,572	35,601	35,480
Diluted	35,601	35,572	35,601	35,480

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			September 30
			2012	2011
ASSETS			(unaudited)
CURRENT ASSETS
Cash and cash equivalents			$39,851	$37,419
Restricted cash and cash equivalents and restricted investments available for sale			200	22,702
Investments available for sale			-	6,228
Accounts receivable, net			39,066	43,298
Inventories, net			65,870	93,700
Prepaid expenses and other current assets			3,671	10,181
Total current assets			148,658	213,528
PROPERTY, PLANT AND EQUIPMENT, NET			18,096	20,122
OTHER ASSETS
Intangible assets			11,500	14,575
Deferred income taxes			2,043	3,853
Other			4,966	4,719
Total other assets			18,509	23,147
			$185,263	$256,797

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit			$5,323	$15,060
Current portion of long-term debt			148	284
Current portion of long-term capital leases			82	-
Trade accounts payable			11,606	14,822
Accrued income taxes payable			44	-
Current portion of contingent purchase price			1,909	-
Accrued liabilities			11,762	22,612
Total current liabilities			30,874	52,778
OTHER LIABILITIES
Long-term debt			-	155
Long-term capital leases			139	-
Contingent purchase price			-	3,886
Other liabilities			8,549	7,610
Total other liabilities			8,688	11,651
STOCKHOLDERS' EQUITY			145,701	192,368
			$185,263	$256,797

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100